Exhibit 10.1

BROWN & BROWN, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated June 1, 2010 (this “Agreement”), is made and entered into by and between BROWN & BROWN, INC., a Florida corporation (the “Company”) and KEN KIRK resident of the State of ARIZONA (the “Employee”).

1. Definitions. “Company” means Brown & Brown, Inc. as well as any successor entity formed by merger or acquisition, including any company that may acquire a majority of the stock of Brown & Brown, Inc. and, with respect to Sections 8, 9 and 10 hereof, also means its subsidiaries, affiliated companies and any company operated or managed by the Company as of the time this Agreement is entered into, and as of the time the Agreement is terminated. With respect to Section 9 hereof, “Employee” also means any company or business in which Employee has an equity interest or a controlling or managing interest.

2. Employment. The Company hereby employs or continues to employ Employee upon the terms and conditions set forth in this Agreement.

3. Term. The term of the Agreement shall be continuous until terminated by either party, except that termination shall be subject to the provisions of Section 7, below.

4. Extent of Duties. Employee shall work full time for the Company and shall also perform such duties as specified from time to time by the Company. During the term of Employee’s employment under this Agreement, Employee shall not, directly or indirectly, engage in the insurance business in any of its phases, either as a broker, agent, solicitor, consultant or participant, in any manner or in any firm or corporation engaged in the business of insurance or reinsurance, except for the account of the Company or as directed by the Company. Unless otherwise agreed, Employee shall devote all of Employee’s productive time to duties outlined in this Section 4 and shall not engage in any other gainful employment without written consent of the Company.

5. Compensation.

(a) If Employee is a Producer, then Employee’s compensation will be based on the commission system in effect and applicable at this time to the undersigned. Employee acknowledges that the commission structure has been explained to Employee, and understands that the system may be changed at any time upon notice to Employee.

(b) If Employee is not a Producer, then Employee’s compensation shall be as agreed between Company and Employee from time to time.

6. Benefits. Employee shall be entitled to enjoy the same benefits as generally conferred upon any other employees of comparable rank within the Company. This includes plans such as life and health insurance. Employee acknowledges that the applicable benefits have been explained to Employee. Employee understands that such benefits are provided by the Company at the Company’s discretion and may be changed, increased, decreased or eliminated from time to time. Employee also understands that the Company reserves the right to approve business development and entertainment privileges on a case-by-case basis to Producers based upon the discretion of management, without granting equal or equivalent privileges to other Producers.

7. Termination. The employment relationship memorialized by this Agreement may be terminated by Company or Employee at any time, with or without cause. Termination of Employee’s employment under this Agreement shall not release either Employee or the Company from obligations hereunder arising or accruing through the date of such termination nor from the provisions of Sections 8,9 and 10 of this Agreement. On notice of termination of or by the Employee, the Company has the power to suspend the Employee from all duties on the date notice is given, and to immediately require return of all professional documentation as described in the Agreement. Company has the further right to impound all property on Company premises, including such property owned by Employee, for a reasonable time following termination, to permit Company to inventory the property and ensure that its property and trade secrets are not removed from the premises. Employee acknowledges that Employee has no right or expectation of privacy with respect to property kept on Company premises, including any such information maintained on computer systems utilized by Employee during employment by Company.

8. Confidential Information; Covenant Not to Solicit or Service Customers or Prospective Customers; Related Matters.

(a) Employee recognizes and acknowledges that the Confidential Information (as hereafter defined) constitutes valuable, secret, special, and unique assets of Company. Employee covenants and agrees that, during the term of this Agreement and for a period of two (2) years following termination of Employee’s employment with the Company for any reason (whether voluntary or involuntary), Employee will not disclose the Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose without the express written approval of Company and will not use the Confidential Information except in Company’s business. It is expressly understood and agreed that the Confidential Information is the property of Company and must be immediately returned to Company upon demand. The term “Confidential Information” includes all information, whether or not reduced to written or recorded form, that is related to Company and that is not generally known to competitors of the Company nor intended for general dissemination, whether furnished by Company or compiled by Employee, including but not limited to: (i) lists of the Company’s customers, insurance carriers, Company accounts and records pertaining thereto; and (ii) prospect lists, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks, and all other types of written information customarily used by Company or available to the Employee. Employee understands that it is Company’s intention to maintain the confidentiality of this information notwithstanding that employees of Company may have free access to the information for the purpose of performing their duties with Company, and notwithstanding that employees who are not expressly bound by agreements similar to this agreement may have access to such information for job purposes. Employee acknowledges that it is not practical, and shall not be necessary, to mark such information as “confidential,” nor to transfer it within the Company by confidential envelope or communication, in order to preserve the confidential nature of the information.

(b) For a period of two (2) years following termination of Employee’s employment with the Company for any reason (whether voluntary or involuntary), Employee specifically agrees not to solicit, divert, accept, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker, insurance wholesaler, managing general agent, or otherwise, for Employee’s account or the account of any other agent, broker, or insurer, either as officer, director, stockholder, owner, partner, employee, promoter, consultant, manager, or otherwise, any insurance or bond business of any kind or character from any person, firm, corporation, or other entity, that is a customer or account of the Company during the term of this Agreement, or from any prospective customer or account to whom the Company made proposals about which Employee had knowledge, or in which Employee participated, during the last two (2) years of Employee’s employment with Company. For purposes of this Agreement, Employee acknowledges that informing existing clients or prospects that Employee is or may be leaving Company prior to leaving employment of Company shall be deemed to constitute prohibited solicitation under this Agreement.

(c) Employee agrees that Company shall have the right to communicate the terms of this Agreement to any third parties, including but not limited to, any past, present or prospective employer of Employee. Employee waives any right to assert any claim for damages against Company or any officer, employee or agent of Company arising from disclosure of the terms of this Agreement.

(d) In the event of a breach or threatened breach of the provisions of this Section 8, Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Employee understands and agrees that without such protection, Company’s business would be irreparably harmed, and that the remedy of monetary damages alone would be inadequate.

(e) Should legal proceedings (including arbitration proceedings) have to be brought by the Company against the Employee to enforce this Agreement, the period of restriction under this Section 8 shall be deemed to begin running on the date of entry of an order granting the Company preliminary injunctive relief and shall continue uninterrupted for the next succeeding two (2) years. The Employee acknowledges that the purposes of this Section 8 would be frustrated by measuring the period of restriction from the date of termination of employment where the Employee failed to honor the Agreement until directed to do so by court order.

(f) The provisions of this Section 8 shall be independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Section 8 by the Company.

(g) Should a court of competent jurisdiction declare any of the covenants set forth in this Section 8 unenforceable, each of the parties hereto agrees that such court shall be empowered and shall grant Company injunctive relief reasonably necessary to protect its interest with respect to the enforceable provisions hereof.

9. Organizing Competitive Businesses; Soliciting Company Employees. Employee agrees that so long as Employee is working for Company, Employee will not undertake the planning or organizing of any business activity competitive with the work Employee performs. Employee agrees that Employee will not, for a period of two (2) years following termination of Employee’s employment with the Company for any reason (whether voluntary or involuntary), directly or indirectly solicit or seek to induce any of the Company’s employees to leave the Company’s employ for any reason, including, without limitation, to work for Employee or any other competitive company. Employee acknowledges and agrees that all activities under this Section 9 shall be presumed to be in aid of prohibited solicitation under the terms of Section 8 of this Agreement, and shall justify injunctive relief as provided in Section 8.

10. Protection of Company Property. All records, files, manuals, lists of customers, blanks, forms, materials, supplies, computer programs and other materials furnished to the Employee by the Company, used by Employee on its behalf, or generated or obtained by Employee during the course of Employee’s employment, shall be and remain the property of Company. Employee shall be deemed the bailee thereof for the use and benefit of Company and shall safely keep and preserve such property, except as consumed in the normal business operations of Company. Employee acknowledges that this property is confidential and is not readily accessible to Company’s competitors. Upon termination of employment hereunder, the Employee shall immediately deliver to Company or its authorized representative all such property, including all copies, remaining in the Employee’s possession or control.

11. Attorneys’ Fees. In the event of a dispute concerning the terms of this Agreement, each party shall bear its own attorney’s fees, court costs, and other dispute-related costs and expenses.

12. Notices.

(a) Each party giving or making any notice or other communication (each, a “Notice”) pursuant to this Agreement shall: (i) give the Notice in writing; and (ii) use one of the following methods of delivery: (A) personal delivery; (B) registered or certified mail, in each case, return receipt requested and postage prepaid; (C) nationally recognized overnight courier, with all fees prepaid; or (D) facsimile.

(b) Notices shall be addressed as indicated below, or to such other addressee or to such other address as may be designated by a party in a Notice pursuant to this Section 12:

If to Company:	Brown & Brown, Inc. 220 S. Ridgewood Avenue Daytona Beach, FL 32114 Attention: Robert W. Lloyd, General Counsel Facsimile No.: (386) 239-7293

If to Employee:	Most current residence address on file with Company

13. Waiver of Breach. The waiver by either party of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

14. Entire Agreement. This instrument contains the entire agreement of the parties. All employment agreements entered into which are dated prior to this Agreement are considered null and void, unless and to the extent otherwise stated herein. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

15. Binding Effect. This Agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors and assigns. No assignment, consent by Employee, or notice to Employee shall be required to render this Agreement enforceable by any entity defined as “Company” in this Agreement.

16. Interpretation. This Agreement shall not be construed or interpreted in a manner adverse to any party on the grounds that such party was responsible for drafting any portion of it.

17. Waiver of Jury Trial. Employee and Company hereby knowingly, voluntarily and intentionally waive any right either may have to a trial by jury with respect to any litigation related to or arising out of, under or in conjunction with this Agreement, or Employee’s employment with the Company.

18. Assignment and Enforcement. Employee agrees that Company may assign this Agreement to any entity in connection with any sale or transfer of some or all of Company’s assets or subsidiary corporations, or the merger or other business combination by Company with or into any business entity. Employee further agrees to be found by the provisions of this Agreement for benefit of the Company or its parent or any subsidiary or affiliate thereof to whose employ Employee may be transferred, without the necessity that this Agreement or another employment agreement be re-executed at the time of such transfer. Employee may not assign or delegate Employee’s rights or obligations hereunder in whole or in part without the Company’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties' respective successors and assigns.

19. Governing Law. This Agreement shall be governed by and construed and enforced according to the internal laws of the State of Florida, excluding laws related to conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

Witnesses (2):	BROWN & BROWN, INC.

1.	By:
2.	Name:	Cory T. Walker
As to Company	Title:	SVP & CFO

Witnesses (2):	EMPLOYEE

1.
2.	Print Name:	KEN KIRK
As to Employee

BROWN & BROWN, INC.

ADDENDUM NO. 1 TO

EMPLOYMENT AGREEMENT

THIS ADDENDUM NO. 1 TO EMPLOYMENT AGREEMENT (this “Addendum”), dated as of June 1, 2010, hereby amends that certain Employment Agreement effective as of June 1, 2010 (the “Agreement”) between BROWN & BROWN, INC. (the “Company”) and KENNETH D. KIRK (“Employee”) as follows:

1. The Agreement is amended to reflect that from and after the effective date above, Section 5 of the Agreement shall be amended by inserting the following:

(a) Employee’s annualized salary shall be $346,068.06.

(b) Company shall pay Employee $8,800.00 no later than June 1, 2010 in full and final settlement of any issues related to the bonus amount payable to Employee for 2009.

(c) By March 1, 2011, and expressly conditioned upon Employee’s continuous employment in good standing with Company through January 1, 2011:

(i) Company shall pay Employee twenty-five percent (25%) of the 2010 bonus per the Senior Leader Bonus Plan previously agreed and provided to Employee; and

(ii) Employee’s 401(k) will be credited with any company profit sharing match made in 2011 for the 2010 calendar year 40I(k) employee contributions.

2. Sections 3 and 7 of the Agreement is amended as follows:

(a) Company shall continue to employ Employee through January 1, 2011, and receive all benefits consistent with employment through that date including those identified above so long as Employee remains in good standing with the Company. “Good standing” as used in this Addendum shall mean full time employment with the Company, under the sole direction and supervision of the Company’s President and Chief Executive Officer, through January 1, 2011. Notwithstanding the foregoing, Employee may only be discharged for Cause, and may only be deemed not in good standing for engaging in conduct described below. As used herein, the term “Cause” shall mean the following material conduct occurring after the execution of the Agreement and this Addendum:

(i) A material breach by Employee of any of the terms of the Agreement, this Addendum, or any other agreement between Employee, the Company, or any of their successors, subsidiaries or affiliates;

(ii) Failure by Employee to perform the services reasonably required of Employee by the President and Chief Executive Officer of the Company;

(iii) Engaging in conduct that rises to the level of unlawful discrimination or harassment based upon race, sex, national origin, religion, disability, age or any other characteristic for which discrimination or harassment is prohibited under applicable federal or state law;

(iv) Commission by Employee of (A) a felony, (B) a crime involving moral turpitude, (C) any act involving dishonesty, fraud, theft, embezzlement, conversion or misappropriation,

(D) breach of Employee’s duty of loyalty to the Company, (E) breach of any fiduciary duties to the Company, (F) any other act that otherwise damages the Company, its business or its material assets, (G) material violation by Employee of the Company’s code of ethics, or (H) any act of threatening, inappropriate or abusive behavior that disrupts the normal day-to-day operation of a profit center, all of which shall be as determined by the Company in its sole discretion;

(v) Current alcohol or substance abuse that the Company deems, in its reasonable discretion, materially impairs Employee’s abilities to perform Employee’s duties under this Agreement; or

(vi) The loss, limitation or suspension of Employee’s license to write insurance in any jurisdiction where such license is material to the performance of Employee’s duties hereunder.

(b) From the date of this Addendum through the date of termination of Employee’s employment, Employee will facilitate a smooth transition of Employee’s job responsibilities to other senior leaders of the Company.

3. Section 4 of the Agreement is amended to clarify that Employee’s “full time” status means that Employee may generally utilize his time as he deems appropriate, so long as such utilization does not violate this Addendum, and that he shall be provided reasonable notice when his services are required. Employee will not be required to maintain regular office hours. The remaining provisions of Section 4 of the Agreement shall remain effective.

4. The Agreement shall be deemed to be amended where appropriate to conform with the provisions of this Addendum. To the extent that any provision of the Agreement and this Addendum conflict, this Addendum shall govern. Except as specifically amended by this Addendum, the terms and conditions of the Agreement shall remain in full force and effect, and the undersigned each reaffirm their respective obligations under the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Addendum No. 1 to Employment Agreement as of the date first written above.

BROWN & BROWN, INC.

By:
Name:
Title:

EMPLOYEE

Kenneth D. Kirk